Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of this 1st day of August, 2011, by and between BE Aerospace, Inc., a Delaware corporation (the “Company”) and Ryan M. Patch (the “Executive”).

RECITALS

WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of October 17, 2008 (the “Employment Agreement”); and

WHEREAS, the Company wishes to make secure for itself the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities; and

WHEREAS, the Executive and the Company wish to amend and restate the Employment Agreement in its entirety in the manner set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, the Executive and the Company are entering into the 2011 Proprietary Rights Agreement which is attached hereto as Exhibit A (the “2011 Proprietary Rights Agreement”);

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.           Reference to Employment Agreement.  The Employment Agreement is hereby restated, superseded and replaced in its entirety by this Agreement.

2.           Term.  Subject to the provisions of Section 5 of this Agreement, the Executive shall provide to the Company services hereunder during the term of his employment under this Agreement, which shall be the period ending two (2) years from any date as of which the term is being determined (the “Employment Term”).  The date on which the Employment Term ends, including any extensions thereof, is sometimes hereinafter referred to as the “Expiration Date.”

3.           Position and Duties.  The Executive shall serve the Company in the capacity of Vice President-Law, General Counsel and Corporate Secretary, shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as may from time to time be prescribed by the Senior Vice President and Chief Financial Officer of the Company, or his designee.  The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities.  The Executive shall devote all of his working time and efforts to the business and affairs of the Company.  The Executive’s principal place of employment shall be located in Wellington, Florida.

4.           Compensation.

(a)           Salary.  During the Employment Term, the Executive shall receive a salary (the “Salary”) payable at the rate of $438,000 per annum.  The Salary shall be subject to adjustment from time to time by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its sole discretion; provided, however, that it shall at no time be adjusted below the Salary then in effect.  The Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, less all required deductions.  The Salary shall be pro-rated for any period of service less than a full year.

(b)           Incentive Bonus.  During the Employment Term, the Executive is eligible to receive an incentive bonus of up to 90% of the Salary for each fiscal year or portion thereof during which the Executive has been employed hereunder, in accordance with the executive bonus plan then in effect, as determined by the Compensation Committee in its sole discretion at the end of the applicable fiscal year.  The incentive bonus shall be paid in accordance with Company policy, but in any event, no later than March 15th of the year following the year in which it shall accrue.

(c)           Expenses.  During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s policies in effect from time to time.

(d)           Benefits.

(i)           During the Employment Term, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, deferred compensation, and other employee benefit plans, programs and arrangements made generally available by the Company to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements as in effect from time to time.  In accordance with the Company policies as in effect from time to time, the Executive shall also be entitled to paid vacation in accordance with Company policy as in effect from time to time in each fiscal year during the Employment Term as well as all paid holidays given by the Company to its employees.

(ii)           In addition, upon the Executive’s Separation from Service due to his death, Incapacity (as defined in Section 5(c), below), or without Cause (as defined in Section 5(d)(ii), below), the Executive and his eligible dependents shall be entitled, on similar terms and conditions as active executives, to participate in all medical, dental and health benefit plans available to the Company’s executive officers from time to time during the period from the Termination Date (as defined in Section 5(a), below) until the second (2nd) anniversary of the Termination Date.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”), the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.

(e)           Automobile.  Without limiting the generality of the foregoing, during the Employment Period, the Executive shall be furnished with an automobile allowance (the “Automobile Allowance”) of $1,100 per month less applicable taxes payable in accordance with Company policy in effect from time to time; but in no event later than March 15th of the year following the year in which it will accrue.

(f)           Equity Compensation.  So long as employed, the Executive shall be entitled to participate in any applicable equity compensation program in effect from time to time.  Notwithstanding any provision in the applicable award documents, the Executive’s equity awards will immediately become fully vested and unrestricted and, to the extent applicable, be settled within thirty (30) days following (i) the Termination Date in the event of the termination of the Executive’s employment by the Company without Cause or due to the Executive’s death or Incapacity, or (ii) upon a Change of Control (as defined in Section 5(f), below).

5.           Termination and Compensation Thereon.

(a)           Termination.  Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason.  The term “Termination Date” shall mean the earlier of (i) the Expiration Date (provided that the Executive’s employment is terminated on such date); or (ii) if the Executive’s employment is terminated (A) by his death, the date of his death or (B) for any other reason, the date on which the Executive incurs a Separation from Service.

(b)           Death.   The Executive’s employment shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump sum amount equal to:

(i)           any accrued and unpaid Salary through the Termination Date;

(ii)           any bonuses declared to be payable to the Executive for any fiscal periods of the Company prior to the Termination Date;

(iii)           the Salary and Automobile Allowance (at the rates in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date.

(c)           Incapacity.  If, in the reasonable judgment of the Compensation Committee as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his full-time duties as described hereunder for the entire period of six (6) consecutive months (“Incapacity”), the Executive’s employment shall terminate at the end of the six (6)-month period.  In such event, upon the Termination Date, the Company shall pay to the Executive a lump sum payment equal to:

(i)	any accrued and unpaid Salary through the Termination Date;

(ii)            any bonuses declared to be payable to the Executive for any fiscal periods of the Company prior to the Termination Date; and

(iii)            the Salary and Automobile Allowance (at the rates in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date.

The lump sum payment under clauses (i) and (ii) shall be made within thirty (30) days following the Termination Date.  The payment pursuant to clause (iii) shall be made on the date that is six months and one day following the Termination Date provided that prior to the payment date the Executive signs a waiver and release agreement in the form generally utilized by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such payment date.  If the waiver and release does not become effective prior to such date, the Executive shall forfeit rights to payments under Section 5(c)(iii).  Any dispute between the Compensation Committee and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Compensation Committee and the Executive, whose decision shall be limited to a determination of whether the Compensation Committee had exercised reasonable judgment in making a determination of the Executive’s Incapacity and shall be binding on all parties, without any right to appeal.

(d)           Termination for Cause; Voluntary Resignation.

(i)           If the Company terminates the Executive’s employment for Cause (as defined in Section 5(d)(ii), below) or the Executive resigns his employment for any reason other than pursuant to Section 5(f), the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits through the Termination Date.

(ii)           For purposes of this Agreement, “Cause” shall mean (A) after receipt of written notice of such Cause and reasonable opportunity to cure, the Executive’s material failure, refusal or neglect to perform and discharge his powers, duties and responsibilities under this Agreement (including duties prescribed by the Compensation Committee pursuant to Section 3 above), other material breach of the terms of this Agreement, or breach of any fiduciary duties the Executive may have because of any position the Executive holds with the Company or any subsidiary or affiliate thereof; or (B) the Executive’s conviction of a felony by a court of competent jurisdiction in a judgment which has become final and non-appealable.

(e)           Termination without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  If the Executive’s employment is terminated by the Company without Cause, then, on the Termination Date, the Company shall pay to the Executive a lump sum payment equal to:

(i)	any accrued and unpaid Salary through the Termination Date;

(ii)            any bonuses declared to be payable to the Executive for any fiscal periods of the Company prior to the Termination Date;

(iii)            the Salary and Automobile Allowance payable (at the rates in effect as of the Termination Date) during the period from the Termination Date through the Expiration Date;

(iv)            one (1) times the Salary in effect as of the Termination Date, which sum amount shall not be pro-rated and shall be paid in addition to the Salary due and payable under (i) and (iii) above; and

(v)           a lump sum equal to his target incentive bonus for the year in which the Termination Date occurs.

The lump sum payment under clauses (i) and (ii) shall be made within thirty (30) days following the Termination Date.  The payment pursuant to clauses (iii), (iv) and (v) shall be made on the date that is six (6) months and one (1) day following the Termination Date provided that prior to the payment date the Executive signs a waiver and release agreement in the form generally utilized by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such payment date.  If the waiver and release does not become effective prior to such date, the Executive shall forfeit rights to payments under Section 5(e)(iii), (iv) and (v).

(f)           Change of Control.

(i)            If a “Change of Control” (as defined in Section 5(f)(iii), below) occurs during the Employment Term and following, or in connection with, such Change of Control, the Executive’s employment is terminated by the Company without Cause, or the Executive resigns his employment due to (A) the elimination or reduction from the rates in effect immediately prior to the Change of Control in any compensation or material benefit payable or otherwise extended to the Executive under this Agreement (including as set forth in Section 4, above) or a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment; (B) a material adverse change in the powers, duties, responsibilities, positions or titles of the Executive from those set forth in this Agreement without his agreement; (C) the Company requiring the Executive to be based at any office or location more than thirty (30) miles from Wellington, Florida; or (D) a material breach by the Company of any term or provision of this Agreement, the Company or its successor in interest shall give prompt notice to the Executive of any such termination, elimination, reduction or change and pay to the Executive a lump sum payment equal to:

1.	any accrued and unpaid Salary through the Termination Date;

2.	any bonuses declared to be payable to the Executive for any fiscal periods of the Company prior to the Termination Date;

3.
a lump sum amount equal to one (1) times the Salary in effect as of the Termination Date, which lump sum amount shall not be pro-rated and shall be paid in addition to the Salary due and payable under 1. above and 4. below;

4.	the Salary and Automobile Allowance (in effect as of the date of the Change of Control) payable during the period from the Termination Date through the Expiration Date; and

5.	a lump sum equal to his target incentive bonus for the year in which the Termination Date occurs.

The lump sum payment under clauses (1) and (2) shall be made within thirty (30) days following the Termination Date.  The payment pursuant to clauses (3), (4) and (5) shall be made on the date that is six (6) months and one (1) day following the Termination Date provided that prior to the payment date the Executive signs a waiver and release agreement in the form generally utilized by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such payment date.  If the waiver and release does not become effective prior to such date, the Executive shall forfeit rights to payments under Section 5(f)((3), (4) and (5).

(ii)           In addition, the Company shall provide the Executive and his eligible dependents with continued participation in medical, dental and health benefit plans available to the Company’s executive officers on similar terms and conditions as active executives, from the Termination Date until the Expiration Date; provided, however, that the continuation of such benefits shall be subject to the respective terms of the applicable plan, as in effect from time to time, and the timely payment by the Executive of his applicable share of the applicable premiums in effect from time to time.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A (as defined in Section 13(a), below), the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.

(iii)           For purposes of the Agreement, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A.  The obligations of the Company pursuant to this Section 5(f) shall survive any termination of this Agreement or the Executive’s employment or any resignation of such employment by the Executive pursuant to this Section 5(f).

6.           Amendments.  No amendment to this Agreement or any schedule hereto shall be effective unless it shall be in writing and signed by each party hereto.

7.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to the Company, to it at:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: Senior Vice President and Chief Financial Officer

  If to the Executive, to him at:

Ryan M. Patch
2066 North Ocean Blvd. #9NE
Boca Raton, FL 33431

8.             Entire Agreement.  This Agreement and the 2011 Proprietary Rights Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

9.             Headings.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

10.           Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

12.           Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13.           Section 409A.

(a)           If any amounts that become due under Sections 4(f) or 5 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), payment of such amounts shall not commence until the Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)           Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “Specified Employee” (as defined in Section 13(c), below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first business day following the date that is six months after the Executive’s Separation from Service (as defined in Section 13(c), below) for any reason other than death or (ii) the Executive’s date of death.  The provisions of this Section 13(b) shall only apply if required to comply with Section 409A.

(c)           For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default rules under Section 409A.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)           It is intended that the terms and conditions of this Agreement comply with Section 409A.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 13(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e)           Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

14.           Certain Additional Payments.

(a)           In the event that any amount or benefit paid, distributed or otherwise provided to the Executive by the Company pursuant to this Agreement determined without regard to any additional payment required under this Section 14 (the “Covered Payments”), would be subject to the additional taxes, interest and penalties imposed by Section 409A (such additional taxes, interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment,”) in an amount that shall fund the payment by the Executive of any Excise Tax on the Covered Payments, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.  For this purpose, all income taxes will be assumed to apply to the Executive at the highest marginal rate.

(b)           A nationally recognized firm of independent accountants, selected by the Company shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  Such accounting firm shall apply the provisions of this Section 14 in a reasonable manner and in good faith in accordance with then prevailing practices in the interpretation and application of Section 409A.  For purposes of applying the provisions of this Section 14, the Company shall be entitled to rely on the written advice of legal counsel or such accounting firm as to whether one or more Covered Payments is subject to the provisions of Section 409A.

(c)           The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within thirty (30) calendar days after the date that such accounting firm has been engaged to make such determinations or such other time as requested by the Company or the Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Covered Payment, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Covered Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and the Executive.

(d)           The Gross-Up Payment shall be paid within thirty (30) days after such amount is determined by the Company in accordance with the provisions of this Section 14, but in no event later than the last day of the calendar year following the calendar year in which the Executive remits the Excise Tax.

15.           Enforceability; Waiver.  The invalidity and unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

16.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  This Agreement may be assigned by the Company.  The Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

17.           Survival.  The entitlement of the Executive and the obligations of the Company pursuant to Sections 4 and 5 hereof shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Ryan M. Patch
Ryan M. Patch

BE AEROSPACE, INC.

/s/ Thomas P. McCaffrey
Thomas P. McCaffrey,
Senior Vice President and Chief Financial Officer

Exhibit A

2011 Proprietary Rights Agreement